Exhibit 5.1

March 26, 2004

Tweeter Home Entertainment Group, Inc.
40 Pequot Way
Canton, MA 02021

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed on the date hereof with the Securities and Exchange Commission for the registration of 3,000,000 shares (the “Shares”) of Common Stock, $.01 par value, of Tweeter Home Entertainment Group, Inc., a Delaware corporation (the “Company”). We understand that the Shares will be offered and sold to officers, employees, non-employee directors and other key personnel (including independent contractors, consultants and other non-employees) of the Company pursuant to awards granted under the Company’s 2004 Long Term Incentive Plan (as the same may be amended from time to time, the “Plan”).

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Interests of Named Experts and Counsel.”

Very truly yours,

/s/ Goulston & Storrs – a Professional
Corporation

TBB/GJG